Exhibit 99.2

PRIME NEWS WIRE
Moderator: Larry Brogan
04-22-10/4:00 p.m. CT
Confirmation # 66047894

PRIME NEWS WIRE

Moderator:  Larry Brogan
April 22, 2010
4:00 p.m. CT

Operator:	Hello. My name is Dawn, and I will be your conference operator today. At this time I would like to welcome everyone to the Autobytel Incorporated First Quarter 2010 conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

I will now turn the call over to Larry Brogan. You may begin your call.

Larry Brogan:
Thank you, Dawn.  Good afternoon and welcome to Autobytel’s 2010 First Quarter Conference Call.  With me on the line today are Jeff Coats, President and Chief Executive Officer and Curt DeWalt, Chief Financial Officer.

Before we begin, I’d like to remind you that during today’s call, including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the safe harbor statement contained in today’s press release and in the company’s public filings with the Securities and Exchange Commission.

Actual events may differ materially from these forward-looking statements.  Specifically, please refer to our Form 10-K for the year ended December 31, 2009 as well as our Form 10-Q for the quarter ended March 31, 2010, which we expect to file shortly.  These filings identify the principal factors that could cause results to differ materially from those forward-looking statements.

We are including slides with today’s presentation to help illustrate some of the points being made and discussed during this call.  You can access them in the investor relations section of our Web site at www.Autobytel.com.  When there, go to Investor Relations and then under News and Events click on Presentations.

Now it’s my pleasure to turn the call over to Jeff.

Jeff Coats:
Thank you, Larry.  Good afternoon, everyone.  We continue to make meaningful progress and achieve additional milestones in our turnaround story.  I’m happy to report that we were profitable in the first quarter, gross margin continued to improve, and our cash flow was positive.

We entered 2010 with plans to substantially enhance our business and drive growth.  Fifteen years ago, when Autobytel was founded, we pioneered the automotive Internet.  Today we are working toward reinventing our segment of the industry.  The Internet has changed significantly over the last 15 years, as have the habits of automotive consumers.

In our opinion, however, the industry has not kept pace with these changes.  So we are aiming to reinvigorate our sites during 2010, and once again become the go-to source both for consumers and for helping auto dealers and manufacturers to sell more new and used cars.

To do it right, we are making additional investments in our future.  We are enhancing our Web sites by bringing the user experience in line with today’s in-market consumer, and we already have begun to launch new products and services to make sure we are providing increasing value to our dealer and manufacturer customers.  Of course, we are being highly diligent in the investments we make.

As you can see on slide three, the automotive industry is on an upswing with U.S. new light vehicle sales growing 16 percent in Q1 2010 when compared with the prior year.  Improvements in the industry, combined with our strong financial position, provide a great foundation from which to reenergize our sales efforts.

We remain optimistic about Autobytel’s prospects as the improvements we are making to the fundamentals of our business take hold and the auto industry continues its recovery.

When Curt has finished reviewing our first quarter financial performance, I’ll return to discuss some of the growth initiatives underway, including ongoing Web site improvements which are intended for margin expansion and improve our competitive advantage, new lead products for dealers and manufacturers which should help sell more cars, and expansion of our customer base which is intended to provide a foundation for future revenue growth.

Curt?

Curt DeWalt:
Thank you, Jeff.  Before I begin I’d like to remind you that the slides we’re referring to on today’s call can be found on the Web site under News and Events and then Presentations.  Additionally, during the call we’ll be referring to certain non-GAAP financial measures which we believe are a more relevant depiction of our current comparative performance, in addition to the information about our results in the earnings release distributed earlier this afternoon, as well as in the slides.

9

PRIME NEWS WIRE
Moderator: Larry Brogan
04-22-10/4:00 p.m. CT
Confirmation # 66047894

As you can see on slide four, total revenues for Q1 were $11.8 million, down roughly 15 percent from last year’s first quarter and down four percent sequentially from the fourth quarter of 2009.  As Jeff will describe later, we have several initiatives underway that will help bolster the top line going forward.

Total lead revenue declined by approximately 12 percent from Q1 of last year.  Revenue generated from new and used retail dealers declined by only 2 percent from Q4 of 2009 but by 20 percent from Q1 2009 related mostly to reduction in dealer count.  The decline in auto lead revenue was not a surprise as we entered the quarter with 13 percent fewer new car dealers and 11 percent fewer used car dealers in our network when compared to the prior year.

At the end of the first quarter our dealer network was comprised of 2,145 new car franchises compared with 2,473 in the prior year period, but in a positive sign, up from 2,064 in Q4 of 2009.  Used car dealer franchises totaled 962 at the end of Q1 2010 versus 1,078 in last year’s first quarter, but up from 924 at the end of 2009.

Our dealer base appears to be stabilizing and is showing signs of expansion. Again, the company’s ability to generate lead revenue correlates directly to dealer count.

Wholesale OEM lead revenue improved by approximately 4 percent in the first quarter over last year, but declined by nearly 8 percent sequentially due to, in part, lead quality issues from outside sources.  We are aggressively addressing these issues and expect OEM lead delivery to pick up in the second quarter as a result of our initiatives.

In addition, recently executed contracts with new and existing manufacturers should begin to generate incremental revenue in coming quarters.

Finance lead revenue was up sequentially for the first time in a year.  We are seeing early encouraging signs in this market but continue to believe it will take the sub prime finance leads industry some time to recover fully.  Finance lead revenue was up more than 26 percent from Q4 of last year and off only 2 percent from Q1 of 2009.

Finance dealer franchises equaled 250 at the end of Q1 2010 compared with 212 at the end of Q1 2009 and 221 at the end of Q4 2009.

Although advertising revenue in Q1 declined, it exceeded our expectations somewhat for the quarter.  Q1 2010 advertising revenue dropped by more than 37 percent on a year-over-year basis from Q1 of 2009 with a sequential decline of 25 percent from Q4 of 2009.  Both the year-over-year and sequential declines reflect conservative advertising and market budget approach from manufacturers in Q1 and a continuation of an unsettled car shopping market which impacted page views on our sites and sponsorships.

There were approximately 9 percent fewer Web pages across our owned and operated sites in Q1 but nearly 19 percent more than in Q4 of 2009, reflecting our new traffic acquisition strategies.  We expect to add high quality traffic services over the next several quarters which should help increase total page views going forward.

Slide five provides a summary of our quarterly revenue by product line over the last nine quarters.

We delivered approximately 618,000 auto leads in the first quarter of 2010 versus 680,000 in last year’s first quarter, and 664,000 in Q4 of 2009.  The year-over-year decline is primarily due to reductions in our active dealer base while the sequential decline is due to a lower number of OEM leads delivered in Q1 2010 versus Q4 2009, and to a lesser degree, a lower number of leads delivered per retail dealer.

We delivered approximately 105,000 finance leads in Q1 2010, 15 percent higher than in Q1 2009 and 37 percent higher than in last year’s Q4.

Once again, gross margin benefited from an increased number of internally generated leads, growing from 36 percent in last year’s Q1 to 39 percent in Q4 2009 to 40 percent in Q1 2010.

While we are continuing to make investments in solidifying Autobytel’s future, we were able to continue our stringent control of costs this quarter.  As we mentioned in our last call, although we are continually identifying ways to run our business as efficiently as possible, we do not expect to see further significant expense reductions going forward and expect to see some increases as we take measures to improve the brand and customer base.

Slide six illustrates our substantial cost structure improvements over the past year.  Adjusted operating expenses declined by approximately 10 percent to $6.9 million from $7.7 million in the first quarter of 2009.  Adjusted operating expenses grew from $5.9 million in Q4 2009 as a result of additional recruiting, personnel costs to bolster resources in sales, marketing and IT, increased benefit costs, as well as trade conference expenses not incurred in the prior quarter.

The adjustments to the GAAP operating expenses included $2.8 million credit to expense related to patent litigation settlements in the 2010 period as well as $2.7 million patent litigation settlement credit to expense and a half million dollars in severance expense in the 2009 period.  Slide six also shows the reconciliation of adjusted operating expense to GAAP.

10

PRIME NEWS WIRE
Moderator: Larry Brogan
04-22-10/4:00 p.m. CT
Confirmation # 66047894

Non-cash share based compensation for Q1 2010 was $242,000, down slightly from $268,000 last year.  Net income for the quarter was $797,000, or 2 cents per diluted share, marking our first profitable quarter since March 2007.  Net losses for the prior year first quarter was $357,000, or 1 cent per share, and $970,000, or 2 cents per share, for the 2009 fourth quarter.

Our cash and equivalents balance grew to $26.1 million, which equates to 58 cents per share at March 31, 2010 from $25.1 million, which equates to 56 cents a share at December 31, 2009.

Our current cash balance includes the final $2.7 million installment payment in connection with a patent litigation settlement.  The company’s balance sheet remains debt free, and our current ratio remains strong at 5.5 to 1 at the end of March 2010 compared with 4.3 to 1 at the end of March 2009 and 4.8 to 1 at the end of December 2009.

With that, I’ll now turn the call back to Jeff.

Jeff Coats:
Thanks, Curt.  I’d like to spend a few minutes updating you on several of our initiatives aimed growing revenue and strengthening of our brand and reputation in the marketplace.  Our overriding goal is to again become the go-to source for consumers and a premier provider of online leads and marketing resources to the automotive industry by helping OEMs and dealers market and sell vehicles in the most efficient manner possible.

To be successful in achieving our goals, we must increase our dealer and OEM customer base by delivering high quality leads and providing innovative marketing solutions and increase traffic to our Web sites by providing a best-in-class consumer experience.

As Curt noted, during the first quarter we increased our customer base of both new and used dealers as well as added several additional OEM customers.  This provides us a stronger opportunity to monetize these relationships by generating leads for a wider group of industry participants.

However, our core auto leads business is undergoing a transformation.  Although always important, lead quality has become a more pronounced determinant in the willingness of OEMs and dealers to participate in our programs.

During the course of the past quarter, we saw some revenue deterioration as a result of affiliate lead quality issues.  We responded quickly, addressing the challenge on several fronts, including cutting back or eliminating affiliate traffic sources that were not meeting our quality threshold, and we are working with other suppliers on this issue.

While in the short term this had the effect of compounding the revenue loss, we believe it was the right thing to do to build strong customer relationships over the long term.  As part of addressing this issue, we began increasing the volume of leads purchased from the highest quality and higher priced affiliates.  This has continued into the second quarter and we expect there may be some short-term margin pressure as a result.

To replace the lost lead volume, we have also contracted with several additional affiliates to generate an increased number of high quality leads as well as increased the number of internally generated leads.  For instance, we began working with a new provider of local new and used car listings.  This new relationship is expected to provide us with additional vehicle leads as well as more than 150,000 used vehicles for display on our Web sites.

Importantly, increasing internally generated leads has resulted in improving gross margins and should contribute to long-term profitability.  Internally generated leads, as shown on slide seven, have continued to grow substantially over the past 12 months.

Through our Quality Advantage Program, we have also improved our underlying lead technology, including a deduplication engine that prevents duplicate leads from being sent to our dealers.  Our new iControl by autobytelsm product is also leading the industry by giving dealers the ability to configure their lead mix to reflect actual market conditions.  We spent many months soliciting input from the dealers before developing iControl and conducted a 60-dealer beta test before bringing the product to market to ensure that it addressed specific dealership needs.  In February we had a significant presence on the floor at the annual North American Dealers Association convention to facilitate the iControl product launch.  This is the first time we had a booth on the floor of NADA in five years and is representative of our rededication to serving our dealer customers.  In just a few months since its launch, iControl has gained traction in the marketplace by setting a new industry standard for third party lead delivery that allows dealers to match their lead mix to actual conditions in their dealerships.  For example, a dealership can expand its territory or range of lead sources to broaden customer coverage in response to a challenging market for SUV sales in the face of a sudden gas price hike.  Likewise, a dealer can limit the leads for high demand low inventory models such as hybrids by restricting sources and territory.  We believe that iControl has the potential to expand our customer base in the coming quarters and is expected to help drive top-line growth.

11

PRIME NEWS WIRE
Moderator: Larry Brogan
04-22-10/4:00 p.m. CT
Confirmation # 66047894

We also are continuing to bring significant functionality improvements to our suite of consumer-facing Web sites.  Fifteen years ago when Autobytel first pioneered the automotive Internet, social media was nonexistent, technology for streaming videos had not yet been perfected, and car buying patterns were much different.  We expect to change the online car shopping experience to bring it in line with today’s Internet and automotive consumer.

As you can see from the Web site development road map on slide eight, we have been extremely active in ensuring that our sites provide a clear point of differentiation for consumers.  Over the last year we did some basic blocking and tackling to unclutter the Autobytel.com home page.  This year we will be making significant improvements to the user experience to bring more car shoppers to our sites.  We will be deliberate and strategic in our efforts, ensuring that any changes we make are consistent with the type of content and functionality we believe consumers are looking for.

As I mentioned on our last call, we have already integrated new robust content into our Web sites through agreements with leading automotive information providers such as Kelley Blue Book and Edmunds.com.  In the first quarter we began a soft re-launch of Autobytel.com to include our new configurator which allows consumers to quickly and easily build and price their vehicles online with current factory packages and options.

We also launched a new vehicle compare tool, updated our home page, and upgraded the functionality of the new and used vehicle research sections of our sites to improve the overall user experience.  This also includes more extensive information and tools related to rebates and incentives.

As we move forward throughout 2010, we expect to continue to invest in additional improvements.  We are conducting market research, surveys, and consumer focus groups to learn what is important to car buyers when using the Internet as part of their car buying experience.  We began enhancing blogs, consumer ratings and reviews as well as custom RSS feeds which deliver content from our sites directly to subscribers’ desktops and Web browsers.

Additionally, we plan to add reliability ratings, consumer generated dealer reviews, and mobile tools.  We also plan to be highly engaged in the social media domain.  An important part of our investment strategy will be focused on search engine optimization of our sites.  Our goal is that by the end of the year we will have made meaningful improvements to all of our properties, further increasing internally generated leads and optimizing advertising performance.

Our own “15 Years of the Automotive Internet” survey confirmed that the Internet will be a principal beneficiary in dealer marketing budgets, with 96 percent of the dealers surveyed predicting it will play a larger role in their marketing efforts over the next 5 years.

We are taking full advantage of these dynamics by continually improving our consumer-facing Web sites with best-of-breed automotive content while introducing value-added lead programs to dealers and OEMs.  We believe that the end results should be increased page views with greater consumer engagement and a stronger, more active dealer network from which to build additional revenues.

I am pleased with our current focus on the substantial progress the team has made to date.  Although it has taken a bit of time, I believe the effort has been worthwhile and will continue to serve us well.  We remain highly energized and ready to do whatever it takes to fully return Autobytel to a position of prominence and profitability.  We are already headed in that direction.

With current plans to further strengthen the company, along with a seemingly improving auto sales environment, I am confident in our ability to achieve our goals as we deliver a strategic combination of organic and external growth.  As I’ve been saying, we believe that various segments of the auto industry are ready for consolidation, and we continue to look for strategic opportunities that we believe may provide significant value for our stockholders.

I look forward to speaking with you again next quarter to report on our progress.

Operator, we’ll now take questions.

Operator:
If you would like to ask a question, please press star then the number one on your telephone keypad.  Again, if you would like to ask a question, please press star then the number one on your telephone keypad.  We’ll pause for just a moment.

Again, if you have a question, you may ask your question by pressing star one on your telephone keypad.

And we do have a question from the line of Brian Horey from Aurelian.

(Brian Horey):
Thanks for taking the call.  A couple of questions.  Op ex had a pretty good jump quarter to quarter if you kind of back out the effect of the royalty or the settlement payment.  Is that kind of a – should we look at that as a baseline going forward, or were there some special expenses in there that may not be repeated going forward?

12

PRIME NEWS WIRE
Moderator: Larry Brogan
04-22-10/4:00 p.m. CT
Confirmation # 66047894

Curt DeWalt:
Yes.  This is Curt.  Thanks for the question.  Yes, going forward I think it’s a bit of a baseline.  There may be some additional increases as I mentioned.  We’re in the process of bolstering the sales, marketing and IT areas, so there is some additional head count and recruiting efforts underway.

But that’s all being done again.  As I mentioned last time and again in this call – everything that we’re doing is being done with a positive ROI in mind.  So whatever we’re bringing in, in the way of additional expenses, we expect to see some return on the top line as well.

(Brian Horey):
OK.  And I’m wondering if you can comment at all on the outlook for profitability.  I think in the last conference call you all said that, without making a forecast, that you felt that profitability this year was a possibility.  Is that still your thinking?

Jeff Coats:	Yes. We continue to think that that’s a possibility.

(Brian Horey):
OK.  And just on the M&A front, I realize you can’t comment on any specific transactions that are, that may or may not happen, but do you think it’s more or less likely that something happens this year on that front than it was 90 days ago based on what you’re seeing and the conversations you’re having?

Jeff Coats:
As you noted, it’s kind of hard to answer that question.  I guess the best way to answer it is we do remain optimistic that there will be opportunities that we can complete this year.  But as you know, it takes two to dance.

(Brian Horey):	Right.

Jeff Coats:
But you know to the comments that I just made, we do think there are various segments around our space, in our space, that are right for some consolidation.  And I think we’ll see some additional opportunities as we proceed through the year.

(Brian Horey):
OK.  And then on the lead quality issue that you referenced, was that something that occurred throughout the quarter or was it more skewed towards the end of the quarter than the beginning?  Can you make any comments on to what extent that was a persistent dynamic during the quarter?

Jeff Coats:
Sure.  It was a little bit more skewed, actually, to the beginning of the quarter, even though there were some issues.  And to be perfectly honest, there are always some level of issues with lead quality running throughout this kind of business, but it rose to an unexpected level earlier in the quarter, probably as a result of the kind of year that was had during 2009 as people were scrambling.

You know one of the big pluses for us has been our ability to generate an increasing number of internally generated leads which are generally of better quality and are very good from a pricing standpoint.

So I think we understand where the issues are.  We’ve addressed them.  We’re working with the suppliers, some of the suppliers where we’ve had issues, in order to diagnose them and understand them and then go back and fix them.

So but we think that some of the actions we’ve taken to increase our buy of certain other high quality leads – which we’ve kind of moderated over the course of the last few months – we decided to step back in and buy into some of those additional lead streams in order to continue to provide the right quality leads to the dealers and OEMs with whom we do business.

(Brian Horey):
OK.  So the impact – I guess kind of the incremental impact then on Q2 of buying leads, I guess it sounds like there’ll be some if you assume that you’re buying them throughout the quarter relative to Q1 but not too large.  Is that a fair inference?

Jeff Coats:	We don’t really expect it to be a major impact.

(Brian Horey):	OK. And was this – was this focused on a small number of lead suppliers, or was this a more general, generalized quality problem?

Jeff Coats:	More a smaller number of suppliers. But in a couple of cases, even though a small number of suppliers, they are suppliers who provide us with meaningful volume.

(Brian Horey):	OK. So what do you – I mean, how do you handicap the prospect of kind of removing that pressure on the GM line as we go forward through the course of the year from buying better quality leads?

Jeff Coats:
I think it’s a combination of continuing to focus on generating internal, what we term internally generated, leads.  As we step up our search engine optimization activities, that will – and you know we’re – of the internally generated leads that we currently show on the chart, a small percentage is SEO kind of related.

So as we turn up our SEO activities – and part of the question you asked earlier on operating expenses, part of the increase in operating expenses are related to bolstering our capabilities of bringing in additional experts to help us turn up some of our optimization activities.

13

PRIME NEWS WIRE
Moderator: Larry Brogan
04-22-10/4:00 p.m. CT
Confirmation # 66047894

As we move forward with that throughout the course of the year, that should have additional positive impacts on margin.  So you know we expect as we move throughout the year that the pressure will moderate.

(Brian Horey):	OK. Thanks.

Operator:	Again, if you would like to ask a question, please press star one on your telephone. We’ll pause for just a moment.

Jeff Coats:	OK.

Operator:	OK, we have no further questions in queue. Mr. Coats, do you have any remarks?

Jeff Coats:	Just to say thank you, everybody, for participating today. Happy to answer questions as we move forward. We look forward to speaking with you all again in July for the second quarter call. Thank you.

Operator:	Thank you for participating in today’s conference call. You may disconnect at this time.

END

14

April 22, 2010
Autobytel

Q1 2010 Results

Copyright © 2010 Autobytel Inc.

The statements contained in this presentation that are not historical facts are forward-
looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are continuing adverse general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, failure to retain key employees or attract and integrate new employees, actual costs and expenses exceeding the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the company’s stock. In addition, the current year financial information could be subject to a change as a result of subsequent events or the finalization of our financial statement close which culminates with the filing of our Form 10-K.
Safe Harbor Statement

Quarterly US Light Vehicle Sales (Millions)
3.6
3.8
3.4
2.5
2.2
2.6
3.0
2.6
2.5
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
Q110

Annual US Light Vehicle Sales (Millions)
16.5
16.1
13.2
10.4
11.7
13.6
15.0
2006
2007
2008
2009
2010F
2011F
2012F

Copyright © 2010 Autobytel Inc.

Comments
•  Q1 2010 vehicle sales up 16% versus Q1 2009
•  JD Power forecasts
 • 2010 US light vehicle sales up 12.5% to 11.7M
 • Growing 44% to 15M by 2012
Source: Automotive News, JD Power & Associates
Auto Industry Sales

Q109	Q209	Q309	Q409	Q110
Revenue	$13.9	$13.4	$13.4	$12.3	$11.8
Gross Margin	36%	33%	35%	39%	40%
Operating Expenses	$5.5	$6.6	$6.2	$5.9	$4.1
% of Revenue	*40%*	*49%*	*46%*	*48%*	*35%*
Income / Loss from Continuing Ops	**($0.4)**	**($1.0)**	**($1.2)**	**($1.0)**	**$0.8**
Discontinued Operations	$0.0	$0.8	$0.4	$0.0	$0.0
Net Income / (Loss)	**($0.4)**	**($0.3)**	**($0.8)**	**($1.0)**	**$0.8**
Change in Cash Balance	($1.6)	$1.0	($1.5)	($0.1)	$1.0
Operating Cash Flow	($1.6)	($0.8)	($2.0)	($0.2)	$1.4
Closing Stock Price	$0.27	$0.43	$0.70	$1.00	$1.05

Copyright © 2010 Autobytel Inc.

Financial Overview
$ Millions, except gross margin

Autobytel Revenue
20.7
19.0
17.3
14.2
13.9
13.4
13.4
12.2
11.8
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
Q110
New Car Leads
Used Car Leads
OEM Leads
Finance Leads
Website Advertising

Quarterly US Light Vehicle Sales (Millions)
3.6
3.8
3.4
2.5
2.2
2.6
3.0
2.6
2.5
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
Q110

Source: AutomotiveNews

Copyright © 2010 Autobytel Inc.

Comments
• Finance Lead Referral strengthening
• Used Car Lead Referral stabilizing
Revenue Results

Adjusted Operating Expenses
$ Millions
18
16
14
12
10
8
6
4
16.2
12.4
10.4
9.3
7.7
6.3
6.2
5.9
6.9
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
Q110

	Q108	Q208	Q308	Q408	Q109	Q209	Q309	Q409	Q110	Q110 YOY
GAAP OPEX	$13.5	$64.5	$12.2	$15.3	$5.5	$6.6	$6.2	$5.9	$4.1	($1.4)
Patent Settlement	2.7				2.7				2.8	$0.1
Impairment Charges		(52.1)		(1.2)						$0.0
Severance			(1.8)	(4.8)	(0.5)					$0.5
Tender Defense						(0.3)				$0.0
Adjusted OPEX	**$16.2**	**$12.4**	**$10.4**	**$9.3**	**$7.7**	**$6.3**	**$6.2**	**$5.9**	**$6.9**	**-10%**

Copyright © 2010 Autobytel Inc.

GAAP Reconciliation
Cost Reductions

Website Leads Increasing

Internally Generated Leads as Percent of Total
Q1 2008
Q2 2008
Q3 2008
Q4 2008
Q1 2009
Q2 2009
Q3 2009
Q4 2009
Q1 2010

Copyright © 2010 Autobytel Inc.

Copyright © 2010 Autobytel Inc.

Autobytel.com®, Autoweb.com®, AutoSite.com®, Car.com, CarSmart.com®, CarTV.com®, and MyRide.com®,
	Q1 2010	Q2 2010	Q3 2010	Q4 2010

•Soft re-launch of
Autobytel.com
(configurator, compare
tool, updated home
page, rebuilt new &
used vehicle research,
better user experience,
Edmunds and Kelley
Blue Book reviews)

•Additional Edmunds &
Kelley Blue Book
content integration
(advice, car
comparisons, and
other articles)
		•Consumer focus groups & national surveys •Blog - Daily automotive news and features •Consumer ratings & reviews •Advice section •Interactive video pilot •Email rebate alerts for customer retention	•Kelley Blue Book video integration •Consumer article comments •Custom RSS feeds for articles & news •Social Media	•Formal re-launch of Autobytel.com •Reliability ratings •Consumer Generated Dealer Ratings •Dealer ratings •Mobile tools •Social Media
Ongoing
•Multivariate website testing
•Differentiation of main properties vs. each other & competition; incremental improvements to secondary sites
•SEO optimization/Increase SEM on all sites
•More in-depth car reviews and other content by Autobytel staff (developing our own voice)
•Syndication partnerships

Website Roadmap